Exhibit 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Announces Acquisition of Sanex Personal Care Brand in Europe

and Divestment of its Laundry Detergent Business in Colombia

New York, New York, March 23, 2011…Colgate-Palmolive Company (NYSE:CL), as part of its strategy to focus on its higher-margin oral care, personal care and pet nutrition businesses, today announced that it has agreed to purchase the Sanex personal care brand from Unilever PLC for €672 million (approximately US$940 million). Sanex is a premium-priced personal care brand with a distinct positioning around healthy skin and strong market share positions in Europe. This strategic acquisition will greatly strengthen Colgate’s important personal care business in Europe.

Sanex is a multi-category personal care brand with 2010 net sales of €187 million (approximately US$260 million), primarily in Western Europe. Liquid body cleansing and deodorants each represent nearly 50% of the business.

Ian Cook, Colgate’s Chairman, President and CEO commented, “Sanex is a very strong brand that we have admired for a long time. We are delighted that this acquisition will strengthen Colgate’s positions in the shower gel and deodorant categories in several key countries in Europe and our overall personal care business in that region.

“Sanex’s unique positioning around skin health is a terrific complement to Palmolive’s natural extracts and skin care positioning, as well as to our Protex brand which focuses on antibacterial protection for skin.”

In connection with the Sanex acquisition, Colgate has agreed to sell its laundry detergent business in Colombia to Unilever for $215 million.

Mr. Cook continued, “The Sanex acquisition and the divestment of our detergent business in Colombia are both consistent with Colgate’s ongoing strategy to de-emphasize non-core portions of our portfolio while focusing on our high-margin, strategically important oral care, personal care and pet nutrition businesses.”

The Sanex purchase is structured as an all cash acquisition for shares and net assets for an aggregate price of €672 million (approximately US$940 million), subject to certain adjustments at closing, which is currently expected to occur by the end of the second quarter of this year.

These transactions are expected to have an accretive effect, on a combined basis, of approximately 4% on total company earnings in 2011 due entirely to the one-time gain on the detergent business sale and a positive effect on earnings in 2012 of approximately 1% from growth and efficiencies of the Sanex business.

The Sanex acquisition is subject to closing conditions, including regulatory approval by the European Commission. The detergent sale is subject to closing conditions, including regulatory approval in Colombia and the prior closing of the Sanex acquisition.

Citigroup Global Markets Inc. acted as exclusive financial advisor and Wachtell, Lipton, Rosen & Katz acted as legal advisor to Colgate-Palmolive on both transactions.

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About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For

more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com.

Cautionary Statement on Forward-Looking Statements

This press release (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to the impact and timing of the transactions, sales or unit volume growth, organic sales growth, profit and profit margin growth, earnings growth, financial goals, the impact of currency devaluations or exchange controls in Venezuela, cost-reduction plans, tax rates, new product introductions and commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.